UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 27, 2005
Digi International Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17972	41-1532464

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11001 Bren Road East Minnetonka, Minnesota	55343

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 912-3444
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement
Executive Officer Compensation
     On September 27, 2005, the Compensation Committee of the Board of Directors of Digi International Inc. (the “Company”) approved the following base salary and bonus targets for fiscal 2006:

	Fiscal Year 2005		Fiscal Year 2006
Name:	Base Salary	Bonus Target	Base Salary	Bonus Target
Joseph T. Dunsmore	$325,000	100%	$375,000	100%
Subramanian Krishnan	$230,000	100%	$241,500	100%
Bruce H. Berger	$220,000	90%	$220,000	100%
Bonus targets are expressed as a percentage of base salary. Bonuses will be determined based on achievement of the following as measured by organic performance (exclusive of any performance achieved through acquisitions):
•	35% of the bonus target is payable upon achievement of the approved quarterly financial objectives,

•	40% of the bonus target is payable upon achievement of the approved annual financial objectives, and

•	25% of the bonus target is payable upon achievement of a higher annual revenue objective.
Quarterly financial objectives for Messrs. Dunsmore and Krishnan are related to revenue and profitability and for Mr. Berger are related to revenue, product line revenue and profitability. Annual financial objectives for Messrs. Dunsmore and Krishnan are related to revenue, profitability and cash and for Mr. Berger are related to revenue, product line revenue, profitability and product design success. An additional bonus payment of up to 50% of base salary is payable upon exceeding certain revenue objectives based upon both organic performance and performance achieved through acquisitions. Messrs. Dunsmore and Krishnan will also be entitled to an additional bonus payment of up to 50% of base salary upon attainment of certain strategic growth objectives achieved through acquisition.
     In connection with Mr. Berger’s anticipated relocation to Minneapolis, the Compensation Committee authorized management to extend to Mr. Berger a six-month temporary living allowance in addition to a standard relocation package.
Executive Officer Stock Options
     On September 27, 2005, the Compensation Committee approved grants of the following stock options to the Company’s executive officers:

Name	Options
Joseph T. Dunsmore	80,000
Subramanian Krishnan	50,000
Bruce H. Berger	35,000
The options will be granted pursuant to the terms of the form of option agreement previously filed by the Company. The options vest as to 25% of the shares on the first anniversary of the date of grant and thereafter in 36 equal monthly increments, subject to accelerated vesting upon a change of control as described in the option agreement. The options expire on September 27, 2015. The exercise price of the options is $10.44 per share.
     These executive officers are parties to employment agreements with the Company that are described in the Company’s SEC filings.

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Director Compensation
     On September 28, 2005, the Company’s Board of Directors approved amendments to the Company’s Stock Option Plan as Amended and Restated as of January 22, 2003 and the 2000 Omnibus Stock Plan as Amended and Restated as of January 22, 2003. The amendments to the plans effect the following changes in director compensation under the plans:
•	Increase the annual non-elective grant to an option to purchase 9,500 shares, and
•	Revise the annual elective compensation to $10,000, without additional per meeting fees, or an option to purchase 3,500 options.
     In addition, the Board of Directors approved the following additional annual compensation for the chairs of the committees of the Board of Directors:
•	For the chair of the Compensation Committee, an option to purchase 1,000 shares plus $4,000 cash or an option to purchase 2,500 shares, and
•	For the chair of the Audit Committee, an option to purchase 3,500 shares plus $4,000 cash or an option to purchase 5,000 shares.
The chair of the Nominating Committee will not receive any additional compensation. Newly elected directors will continue to receive an option to purchase 7,500 shares upon election to the Board of Directors.
     The changes to director compensation will be effective for the compensation payable at the conclusion of the next annual meeting of stockholders.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGI INTERNATIONAL INC.

Date: October 3, 2005	By	/s/ Subramanian Krishnan

Subramanian Krishnan
Senior Vice President, Chief Financial Officer and Treasurer

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